Exhibit 99.1
Subject: Changes to Position Workday for the Future

Workmates,
Our journey at Workday has always been about challenging the status quo, embracing change, and putting our customers at the heart of everything we do. As we start our new fiscal year, we’re at a pivotal moment. Companies everywhere are reimagining how work gets done, and the increasing demand for AI has the potential to drive a new era of growth for Workday.
This creates a massive opportunity for us, but we need to make some changes to better align our resources with our customers' evolving needs. This means investing strategically, helping teams work better together, bringing innovations to market faster, and making it easier for our customers and partners to work with us.
To help us achieve this, we have made the difficult, but necessary, decision to eliminate approximately 1,750 positions, or 8.5% of our current workforce. We'll start meeting with affected employees shortly, with the goal of reaching as many as possible today, subject to local requirements where a consultation period is required.
I realize this is tough news, and it affects all of us—the Workmates who are leaving and those who’ll continue with us. I encourage you to work from home or head home, if you’re already in the office.
Why We’re Making These Changes
The environment we’re operating in today demands a new approach, particularly given our size and scale. We have to adapt by thinking differently, acting boldly, and investing strategically. We’ll be evolving throughout FY26 in a few important ways:
•Prioritizing investments: While we are eliminating some positions, we will continue to hire in key strategic areas and locations throughout FY26. We're also prioritizing innovation investments like AI and platform development, and rigorously evaluating the ROI of others across the board.
•Re-engineering processes: We're evolving our processes to empower faster decision-making and to accelerate innovation.
•Clarifying roles and responsibilities: We're ensuring everyone has a clear understanding of their contributions to our shared success.
•Expanding our global footprint: We're investing in strategic locations with strong talent to better serve our customers worldwide.
Supporting our Workmates
To those who are leaving us, I want to express my sincere gratitude for your hard work, dedication, and the valuable contributions you've made to Workday's success. We are committed to providing support and resources to help you navigate this transition.
Affected employees in the U.S. will be offered a minimum of 12 weeks of pay, with additional weeks based on tenure. In addition, they will be offered additional vesting of restricted stock unit grants, career services, benefits support, and immigration support. Outside the U.S., affected employees will be offered packages based on local standards, which will be aligned with U.S. packages, where possible.
Next Steps
To those of you who will continue this journey with us, I'm grateful for your dedication and partnership as we move into Workday's next chapter. Your contributions will be vital to our future success. I will share additional thoughts on this news in our company meeting tomorrow, including our approach to hiring and location strategy.
In a couple of weeks, we’ll hold our company kickoff to go deeper into our updated strategic plans and key investment areas. This will be an important opportunity to connect and hear more about our vision for the future.
We have so much opportunity ahead of us, especially with the potential of AI, and we have a strong foundation to build upon. While we have work ahead to realize our vision and full potential, today is about focusing on taking care of each other. I am proud and grateful for how you support one another, our customers and partners—particularly in moments like these.
Carl